Exhibit 99.2  --  Management Letter


                                Pinoak, Inc.
                          10801 E. Grove Street
                             Mesa, AZ  85208



                                              January 2, 2002



                            MANAGEMENT LETTER
                            -----------------


To the future shareholders of Pinoak, Inc.:

I, Rick Jesky am the sole officer and director of Pinoak, Inc., ("Pinoak") a "blank check" company.

I attest that I am not presently associated with any "blank check" companies other than Pinoak. Further, at this time, I am not presently seeking acquisition targets but I expect to do so after the effectiveness of the Pinoak prospectus, which was submitted to the
U. S. Securities and Exchange Commission on Form SB-2 for review on January 3, 2002. In order to mitigate any potential conflict and to further focus my attention on finding an acquisition candidate for the Company, I have agreed to the following:

That is, not to participate as an officer or director in any other blank check company that files a registration statement under the Securities Act of 1933, prior to the date Pinoak identifies a business it proposes to acquire which meets the acquisition criteria of Rule 419, or the date six months following the date of the effectiveness of its prospectus, whichever occurs first.


                                      Sincerely,

                                      /s/ Rick Jesky
                                      --------------
                                      Rick Jesky
                                      Sole Officer and Director


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